Exhibit 10.1




August 6, 2001


Scott Dickson
C/O Network Commerce Inc.


Re:  Promotion to CFO

Dear Scott:

We are pleased to promote you to Chief Financial Officer effective July 30, 2001. This letter amends and restates the terms of your employment at Network Commerce Inc. (NWKC).

Your salary will be increased to $14,583.33 per month. You may also be eligible for Executive Management bonuses from time to time, as set by the CEO and Board of Director's.

Furthermore, you will receive an option grant for an additional 50,000 options. The first 1/3 will vest at the end of the quarter and the remaining 2/3 will vest equally over the next two quarters.

All other benefits will remain the same.

The employment opportunity that we offer is of indefinite duration and will continue as long as both you and Network Commerce consider it of mutual benefit. Either you or Network Commerce is free to terminate the employment relationship at any time, with or without cause. Any statements to the contrary are not authorized and may not be relied upon. No one except Network Commerce's President has authority to bind us to an agreement that conflicts with our policy of employment at will, and any such agreement must be in writing and signed by Network Commerce's President.

By signing below you acknowledge that you are not relying on any promises that are not set out in this letter in deciding to accept our offer.

Please indicate your acceptance of these terms of employment by signing and returning to me a copy of this letter.


                                            Sincerely,



                                            Dwayne Walker


AGREED TO AND ACCEPTED:

---------------------------
Scott Dickson